Exhibit 99.3

VISTAPRINT N.V.

Q3 Fiscal Year 2014 Earnings Presentation Script

April 29, 2014

This script is intended to be read together with Vistaprint’s presentation dated April 29, 2014 entitled “Q3 Fiscal Year 2014 Earnings Presentation, Commentary & Financial Results Supplement.” The slide numbers below refer to the slides in such presentation.

Slide 1

This document is Vistaprint’s third quarter fiscal 2014 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide.

Slide 2

Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q3 fiscal 2014 earnings presentation that accompanies these remarks.

Slide 3

This presentation is organized into the categories shown on the left hand side of this slide.

Robert Keane, CEO, and Ernst Teunissen, CFO, will host a live question and answer conference call at 5:15 p.m. U.S. Eastern time which you can access through a link on the investor relations section of www.vistaprint.com.

Slide 4

Total revenue was $286.2 million, reflecting a 1% decrease year over year in both reported and constant currency terms. GAAP earnings per share were $0.04 and non-GAAP earnings per share were $0.24, reflecting a year-over-year decline. Our GAAP net income margin was 0.5%, and non-GAAP net income margin was 4.6%, compared to 2.0% and 5.9%, respectively, in Q3 2013.

During the quarter we rolled out significant changes to our pricing and channel coordination practices in the U.S. and Germany as part of our multi-year commitment to improve our customer value proposition. The immediate revenue impact of the changes was more negative than we had projected, leading to disappointing revenue performance.

The profitability in our organic business was also impacted by these changes, but to a lesser extent than revenue, because the pricing and channel coordination changes allowed for relatively stable margins, and because of improvements to advertising efficiency. Our earnings were also impacted by third-party transaction costs related to our acquisitions of People & Print Group and Pixartprinting.

Slide 5

We would of course prefer to see our revenues be much stronger than they have been recently. Nonetheless, we remain steadfast in our commitment to our multi-year shift of our value proposition away from our historical focus on deep discounts and free-offer direct marketing. We believe such a shift will lead to higher customer loyalty with higher life time cash flow per customer, and in turn a more attractive return on our customer acquisition costs and for our business as a whole. We also believe that the improvements to our value proposition will allow our core Vistaprint brand to expand into a large market that lies beyond our traditional base of highly price sensitive customers. This is a segment of micro-business customers who are willing to buy print and other marketing products online but who have higher expectations than our traditional customer base in terms product selection, service, pricing transparency and a straight-forward, intuitive merchandising and user experience.

Two components of this multi-year value proposition shift are our pricing policies and our approach to coordinating marketing messages across our many marketing communication channels. Last August at our investor day we spoke in detail about pricing and messaging changes we had made in Canada in 2012 as a test bed for other markets. We initiated similar changes in the U.S. and German markets this past quarter. As with our 2012 experience in Canada, and as we experienced in the U.K. in the first half of this fiscal year, the U.S. and German changes caused immediate revenue headwinds. However, the negative impact to revenue was greater than we had anticipated, particularly in the U.S. Our U.S. revenue, which has been growing consistently at mid-teens rates, grew just 2% year over year in the third quarter, and our German revenue declined year over year. Six months after we rolled out similar changes in the U.K., we continue to see some headwinds and we continue to optimize our results there. The U.S. is our largest revenue-generating country and the U.K. and Germany are two of our next most important markets, so the changes had a significant negative impact on our overall Q3 revenue performance.

The revenue impact was most negative in the weeks immediately following the changes, and our year-over-year weekly revenue trend improved throughout the third quarter. In addition, we made these changes against a backdrop of continued actions to improve the return on our advertising spend. These advertising optimizations negatively impacted our new customer acquisition count, but they increased our projected long-term advertising returns and reduced advertising expense both as a percent of revenue and in absolute dollars.

We are confident that we are making the right changes to deliver more value to our customers. We are encouraged by several metrics that are driven by these various changes. In Canada our customer retention, gross profit per customer and the return on advertising expenditures have improved significantly. Around the world, we have seen increased average order values, a reflection that we are attracting more valuable customers. And we continue to see strong improvements in our net promoter score (NPS), a loyalty metric which we believe to be a leading indicator of customer lifetime value. We have seen material NPS improvements in every market in which we have implemented major changes to our value proposition, and this has been most dramatic in Germany. The chart above shows NPS improvements for all customers (including repeat customers); our NPS for first time customers has improved to an even greater degree. The pricing and channel coordination changes are an important contributor to these improvements, but should be considered as only one part in a multi-pronged strategy to improve customer value.

Slide 6

This slide discusses, more specifically, the pricing and channel coordination changes we implemented in the U.S. and Germany in the last quarter and in the U.K. earlier in the fiscal year. We significantly reduced our shipping prices, reduced our overall discounting levels and for those promotions that remain made them much more consistent across our multiple marketing and communications channels. In this regard we are bringing our Vistaprint brand in line with e-commerce norms that customers have come to expect.

In aggregate, these actions constituted a significant change to the direct marketing practices that we pursued for more than a decade. In that prior approach, we sought to maximize transaction-level profit contribution for each transaction via a large and ever-changing universe of A-B “split run” response tests, each test typically being unique and uncoordinated with other tests or campaigns. We now believe that the result of our previous marketing practices was a confusing and unsatisfactory customer experience for all but the most price-sensitive and discount-driven customers.

The recent changes have led to major shifts in some of the long-standing metrics that describe our Vistaprint-branded business in these markets, for example:

•	We are bringing in fewer new customers, but those that we do attract are spending more with us.

•	Our gross profit per customer has improved or stayed flat through these changes.

•	The percentage of revenue attributable to shipping has been meaningfully reduced.

•	The percentage of revenue attributable to charges for image uploads, PDF proofs and other “up charges” has been meaningfully reduced or eliminated.

•	The percentage of revenue attributable to product has meaningfully increased.

•	The differential in discount levels between various marketing channels has reduced dramatically.

•	List prices have been reduced substantially, offset by reductions in the average percentage discount.

While we believe the new foundation will enable growth and better financial returns, we have significant optimization work ahead of us to learn to operate the new marketing approach at its full potential. As noted above, we are committed to staying the course because these changes are part of our multi-year strategy to broaden the appeal of our Vistaprint brand to micro-business customers that are not driven so strongly by price as our traditional customer base. These “higher expectations” customers, even as they appreciate good value, make their purchase decisions on criteria that include offer transparency, ease of interaction, the reputation of the provider, customer service and product selection.

Our goal for the Vistaprint brand is to be known as the simplest, most affordable way for small business owners to design and procure personalized, professional marketing products, without the need to rely on a graphic professional. This is a very different brand reputation than “the free business card company” on which we grew our company to $1 billion in annual revenues. If we are successful in improving this broader customer value proposition, we believe we have an opportunity to return to strong organic growth because it would enable us to penetrate the large and highly fragmented market segment for higher expectations micro businesses.

Slide 7

In early April we closed the acquisitions of People & Print Group and Pixartprinting. We based our decisions to allocate capital to the acquisition of both companies on the relative attractiveness of expected returns of what we believe to be conservative “standalone” cash flow forecasts for each company. Beyond those standalone projections, we believe we have significant opportunity to drive further returns due to the strategic considerations discussed below.

As we have described to investors since 2005, the key factor that drives the economic and competitive advantage of our business model is the production at large scale (millions of orders) of small quantities (low-volume production for any individual order). We believe strongly that driving increasingly larger scale of small quantity orders will enable us to strengthen competitive advantages and deliver strong returns on our invested capital. The initiatives and related revenue headwinds we are investing in to improve the Vistaprint brand’s value proposition are, as discussed above, intended to return that brand to strong organic growth and thus drive for larger scale of small-quantity orders.

However, based on extensive market research that we have conducted over the past three years, we also believe that there are many small businesses that value highly the expertise and local presence of a graphic professional. We believe that such small businesses account for approximately half of the micro-business expenditure for small-quantity marketing products. We refer to this segment of micro-business customers as being “locally focused.” Locally focused customers typically place their trust in local printers, graphic artists and design agencies. Small business customers that fall into the locally focused segment want and value the expertise that local professionals best provide. Our market research has convinced us that, in this segment, the advantages of do it yourself (DIY) graphic design like that which we provide with our Vistaprint brand will rarely outweigh the importance that locally focused small business customers place on the expertise and attentiveness provided by their local graphic professional.

Yet the marketing products which locally focused small business customers invest in, such as print, signage, decorated apparel and promotional products, are procured via individual orders of small quantity production runs that have physical characteristics similar to the orders of price primary and higher expectations segments. We believe that centralized production of these orders can often be more economical, and of equal or higher quality, than local job-shop production. We also believe that such outsourcing empowers the local professional to be more successful because it lowers their capital needs, real estate costs and production complexities while freeing time for the local professional to spend in consultative, high-service interactions with small business customers.

People & Print Group and Pixartprinting are the leading brands in their respective geographies dedicated to making local graphic professionals successful through highly competitive internet-based print outsourcing. Designers, resellers and local printers rely on People & Print Group and Pixartprinting to upload production-ready document design files for centralized production (some small business customers in the higher expectations segment, if they are capable of designing production-ready desktop publishing documents, also turn to People & Print Group and to Pixartprinting; but this is a small minority of revenues and such DIY customers are specifically looking for internet-based alternatives to local suppliers).

We intend to operate People & Print Group and Pixartprinting independently from the Vistaprint brand for all customer-facing aspects of their business (marketing, user interface, customer service, etc.) and to preserve and enhance their specialization on serving graphic professionals via competitive pricing, service reliability, fast turnaround times, high quality and excellent service.

On the other hand, we believe that over time the scale, automation, capital investments, software systems, production knowhow and supply chain negotiating power that we have in our backend operations can provide meaningful competitive advantage improvements to People & Print Group and Pixartprinting. Inversely, their volume will add to our scale advantage, and their broad and deep product lines could be leveraged by our Vistaprint brand in the service of customers in the higher expectations market segment.

Slide 8

During the quarter ended in March we continued to develop and evolve our plans to expand into large new geographic markets such as India, Japan and China.

In India, we are experiencing strong traction in building an integrated operation of production, customer service, product management, technology infrastructure and marketing. We have completed five quarters since we first launched in India, and revenues are growing very quickly, albeit from a small base. In India we have directly leveraged our global technology and production systems and believe that they are proving to be a strong competitive advantage.

In Japan, during the quarter we closed on the previously announced joint venture with Plaza Create. As in India, we will be building our Japanese business on our global technology and production systems. The next 18 months will be focused on establishing local manufacturing and customer service operations, and on improving the localization of our customer value proposition. Vistaprint has traditionally marketed in Japan using aggressive deep discount and free-offer advertising that was the same as we employed in Western markets. We plan to, in the coming months, rapidly shift away from that approach as we have recently done in the Canadian, British, German and American markets. Combined with our technological strength and the strong local knowledge and retail presence of our JV partner, we believe doing so will build the foundation for long-term growth and success in Japan. Vistaprint is a 51% owner of the joint venture, so we have begun to consolidate the financial results of the venture. We have a slightly different format for our income statement as a result, as we back out Plaza Create’s 49% ownership from the line item showing “Net income attributable to Vistaprint N.V.”

Finally, subsequent to the close of Q3, Vistaprint reached an understanding with Namex Limited that Vistaprint would dispose of its minority equity interest in Namex Limited, as recent discussions with Namex management identified very different visions for the execution of the long-term strategic direction of the entity. Since our initial investment in fiscal 2012, our total capital investment in Namex has been approximately $17.7 million. We expect to sell our 45% share investment to the majority shareholder and recognize an income statement loss of up to $14 million in the fourth quarter of 2014 as the carrying value of the investment exceeds the expected proceeds (the cash was spent in earlier periods). We expect to exclude this charge from our non-GAAP net income. While we are not pleased to conclude that an investment will fail to deliver its projected returns, much less result in a large loss as is the case with Namex, we are confident we have made the right decision.

It is important to note that we continue to believe that China represents a profitable long-term growth opportunity for Vistaprint and we plan to continue to invest there. However, we will change our approach to build off what we learned over the past two years in China, where we relied on a domestic Chinese partner to develop the technology and production systems, and what we have learned from our experience in India. Going forward in China we expect to rely on our own technology, as we are doing in India and Japan. Due to the time required to adapt our technology for China, we don’t anticipate relaunching revenue-generating activities in China for two to three years.

Slide 9

No notes here – transition slide

Slide 10

The quarterly financial snapshot is noted above. Revenue was $286.2 million, GAAP earnings per share was $0.04, and non-GAAP earnings per share was $0.24.

During the quarter, earnings results were impacted by the following:

•	A year-over-year decline in gross margin, due to a combination of lower volume in some facilities, upgraded substrates and a customer uptake in expedited shipping that carries a higher cost.

•	Acquisition-related transaction expenses – Consulting fees associated with the acquisitions of Pixartprinting and People & Print Group totaled approximately $3.4 million, primarily impacting the G&A line.

•	Gains and losses on currency hedges – As described last quarter, we made a decision to continue to execute currency forward contracts for which we do not apply hedge accounting, and as a result, we may see volatility in our other expense, net line due to the unrealized gains and losses on the mark-to-market of outstanding currency contracts. On a GAAP basis, the realized loss on hedging contracts was $2.1 million, and the unrealized gain was $1.1 million, or approximately $0.03, which was excluded from non-GAAP results.

•	Currency gains and losses on intercompany loans – Since our October 1, 2013 change in our corporate entity operating structure, some of our intercompany transactional and financing activities have changed. In particular, we now have an intercompany loan between our principal corporate entity and our parent company that results in non-operational, non-cash currency gains and losses. In Q3, this was a small gain of $0.3M, or approximately $0.01 in EPS, also in the Other expense, net line on our GAAP income statement. We expect these fluctuations will be ongoing and exclude these gains and losses from our non-GAAP earnings as well, as they reflect adjustments that do not have current or long-term cash implications.

Slide 11

Cash and cash equivalents were approximately $46.5 million as of March 31, 2014. During the quarter, Vistaprint generated $3.1 million in cash from operations, compared with $8.1 million in the third quarter of fiscal 2013. Free cash flow was $(11.7) million in the third quarter compared to $(5.5) million in the same period a year ago. Year to date, our free cash flow was $36.5 million, up 19% from the same period last year.

On a trailing twelve-month basis, return on invested capital (or ROIC) as of March 31, 2014 increased – including share based compensation expense, it was approximately 14%, and excluding share based compensation expense, it was approximately 23%. ROIC has improved significantly this year, along with margin expansion and as FY12 and FY13 investments bear fruit. We believe we have a longer-term opportunity to improve ROIC even further.

The company did not repurchase shares during the quarter.

Slide 12

For the third quarter of fiscal 2014, revenue performance by geography was as follows:

•	North American revenue was $166.1 million in the second quarter, reflecting 2% year-over-year growth in reported terms and 3% year-over-year growth in constant currency terms. As noted earlier in the presentation, the impact of the roll out of pricing initiatives in the U.S. was the primary driver of the lower growth rate.

•	European revenue was $104.2 million, reflecting a year-over-year decrease of 4% in reported terms and a decrease of 7% year over year in constant currency terms. We had expected to see little-to-no growth this year as we continued to roll out changes to the value proposition and focused on improving marketing execution. However, as noted previously, during the quarter, the roll out of the program in the German market, as well as continued headwinds from our program roll out in the U.K. earlier in the fiscal year, resulted in a more substantial impact to the growth rate than we had anticipated.

•	Asia-Pacific revenue was $15.9 million, reflecting a 3% year-over-year decline in reported terms and a 10% increase year over year in constant currencies, in line with expectations for the quarter. Our results in Asia-Pacific are heavily weighted by our business in Australia and New Zealand, which are experiencing flat growth while we implement major customer value proposition changes. We continue to invest heavily to build our business in Japan through our joint venture and in India, and we still believe that over the long term our revenues from these markets will contribute materially to our overall growth.

Year over year, currency had a positive impact on reported revenue due to a strengthening Euro which offset a weaker Australian dollar, Japanese yen and Canadian dollar.

Sequentially, the Australian and Canadian dollar weakened versus the U.S. dollar, which was offset by a strengthening Euro and British pound. The net effect of all currencies on revenue sequentially was a negligible impact.

Slide 13

Vistaprint’s business metrics were as follows:

•	Total orders processed in the quarter were approximately 7.3 million reflecting a decrease of 6% year over year. The decrease was due primarily to lower European orders year over year.

•	Average order value in Q3 was $40.14, up 7% from an average order value of $37.56 in Q3 of last fiscal year. Both new and repeat AOV grew year over year. This quarter, AOV was up year over year in Europe, flat in North America, and down slightly in Asia Pacific.

As noted, we believe the changes we have seen in both AOV and order volume are a result of our customer value proposition changes. For example, as we continue our strategy of reducing the frequency of free and deep discount promotions as a customer acquisition and retention tool, we have seen a resulting decline in the number of new customers that purchase from us and short-term repeat ordering. However, recently we have seen a trend of higher AOV.

The operational metrics above have been updated to include the impact of Webs and Albumprinter starting in the period ended March 31, 2012, or Q3 FY2012. Generally speaking, the impact is reflected in higher total orders processed during these periods and lower AOV than previously reported for the Vistaprint-branded business only.

These metrics should be viewed together and not individually, as factors such as currency, product mix, marketing campaigns, partner performance, seasonality, and the like, can impact them.

Slide 14

Additional customer metrics for our business for the period ended March 31, 2014, were as follows:

•	Quarterly new customer additions were approximately 2.4 million, down from the 2.6 million new customer adds in Q3 of last fiscal year. New customer orders were flat in North America, and declined year over year in Europe and Asia-Pacific due to changes to marketing practices and a deliberate reduction of advertising expense.

•	Vistaprint uses the term “implied cost of customer acquisition” or “implied COCA” to describe total advertising expense in a period divided by the number of unique first time customers in that period. The second chart illustrates our implied COCA, at approximately $27.46, was down slightly from last quarter and up from the third quarter of last fiscal year. This is influenced by channel mix.

•	Advertising costs were $65.9 million, or 23.0% of revenue in the quarter. This is lower on an absolute dollar basis and in percentage terms than the 24.0% of revenue one year ago, and slightly higher as a percent of revenue than the 22.0% of revenue last quarter. This is lower year over year as we optimize spend by applying lessons learned from past investments, as well as trimming the least efficient spend in Europe. Additionally, we limited our advertising spend in the U.S. and Germany in the immediate time period surrounding our pricing roll-outs in those markets as we expected a period of lower returns while customers reacted to the new pricing.

These Q3 metrics illustrate a dynamic we discussed when we launched our strategy: that we could see increasing or flat COCA even as advertising as a percent of revenue declines. This quarter’s dynamic was consistent with what we have seen as we optimize our channel mix within our advertising portfolio: lower new customer adds brought about by a change in the type of customer we are acquiring through offers that rely much less frequently on “free” products.

Slide 15

Our unique customer metrics on a trailing twelve month basis were as follows:

•	On a TTM basis for the period ended March 31, 2014, unique customer count was 16.8 million, reflecting a 1% year-over-year decrease in unique customers.

•	First-time unique customers in the TTM period ending March 31, 2014 declined 7% year over year while unique customers transacting from prior periods grew 9% year over year. The changes to our acquisition channel mix and decreased advertising spend in some of our regions, most apparent in the quarter just ended, have resulted in a decline in our total TTM new customer adds.

The implied retention rate was down slightly versus Q2 FY14, as the metric was flat in North America and decreased slightly in Europe.

The operational metrics above have been updated to include the impact of Webs and Albumprinter starting in the period ended March 31, 2012, or Q3 FY2012. The net impact is reflected in higher new and repeating customers in the TTM period.

Slide 16

Average bookings per unique customer on a trailing twelve month basis for the period ended March 31, 2014 was as follows:

•	Average bookings per unique customer during the TTM period ended March 31, 2014 was $73, reflecting a 7% increase year over year. One of the factors influencing this is our marketing execution in Europe, where we had been seeing TTM average bookings per unique customer create a drag on the average, but for the second quarter in a row showed positive trends relative to recent prior quarters.

•	Average bookings per new customer acquired in the TTM period was $53, reflecting 6% year-over-year growth.

•	Average bookings per customer transacting in prior periods during the TTM period was $101, reflecting a 5% increase year over year.

The operational metrics above have been updated to include the impact of Webs and Albumprinter starting in the period ended March 31, 2012, or Q3 FY2012.

Slide 17

No notes here – transition slide

Slide 18

There are many moving pieces to our model since we last provided guidance in January.

Changes to our revenue outlook are:

•	Our operational revenue outlook for the year has decreased to incorporate our weak Q3 revenue growth as well as an updated Q4 outlook. Our current expectation for the fourth quarter is that our organic revenue growth rate will rebound versus our Q3 growth rate at all parts of the revenue guidance range except the low end.

•	Currency is expected to have a negligible impact on our revenue versus the guidance we set in January.

•	Additionally, with the acquisitions of People & Print Group and Pixartprinting, we expect to add roughly $35 million to $40 million of revenue during the last quarter of the fiscal year.

Slide 19

Changes to our GAAP EPS outlook are:

•	Operationally, our earnings per share outlook has not moved meaningfully since we last provided guidance in January, despite the change to our revenue outlook.

•	We expect our acquisitions of People & Print Group and Pixartprinting to be dilutive to our GAAP EPS by roughly $0.16 for the full year. This includes the transaction costs already incurred.

•	We expect to incur a loss on the disposal of our minority investment in China, which will dilute GAAP earnings by up to $0.41.

Changes to our Non-GAAP EPS outlook are:

•	Operationally, we anticipate little change to our non-GAAP EPS outlook.

•	We expect the acquisitions of People & Print Group and Pixartprinting to have a negligible dilutive impact to Non-GAAP EPS for the full year. This includes the transaction costs already incurred, so our expectation for the future is that these acquisitions will be accretive to our non-GAAP results.

•	We plan to exclude the expected loss on the sale related to the minority investment in China from our Non-GAAP EPS results.

Please note that the estimates for our acquisition dilution are preliminary and subject to change based on the completion of purchase accounting during the fourth quarter ending June 30, 2014. Our estimate for the loss on the sale related to the minority investment in China is also preliminary and subject to change.

As mentioned earlier in this presentation, there are two currency-related items that will impact other income in our GAAP net income statement, which will be challenging to predict. We expect to exclude these items from our non-GAAP EPS results. The EPS guidance that we are providing today estimates these impacts using the same currency rates that we use to set our revenue guidance.

Slide 20

The table above is Vistaprint’s revenue and EPS guidance as of April 29, 2014. This guidance reflects our expected market opportunity and planned investments for growth and competitive advantage. Vistaprint specifically disclaims any obligation to update any forward-looking statements, which should not be relied upon as representing our expectations or beliefs as of any date subsequent to April 29, the date of this presentation.

Our expectations for the full fiscal year ending June 30, 2014 are as follows:

•	If exchange rates stay the same as they were for the 30-day average in mid-April 2014, we would expect consolidated full year 2014 revenue to be $1,250 million to $1,270 million, an increase of 7% to 9% year over year in U.S. dollars and in constant currencies. Excluding expected revenue from the acquisitions of People & Print Group and Pixartprinting, we expect our organic constant-currency revenue growth rate to be 4% to 6% for the full year. Of course, actual revenue will depend in part on currency exchange rate developments throughout the remainder of the fiscal year.

•	Full fiscal year GAAP EPS, on a diluted basis, is expected to be between $1.00 and $1.15 based on about 34.5 million weighted average shares outstanding. This would reflect EPS growth of 18% to 35%, and at the revenue guidance midpoint, implies net income margins of roughly 3%, versus net income margins of 2.5% in fiscal 2013.

We are also providing the assumptions noted on our guidance slide to facilitate comparisons with non-GAAP adjusted net income per diluted share.

•	Based on these assumptions, for the full fiscal year 2014, non-GAAP adjusted EPS is expected to be between $2.70 and $2.85, and excludes expected acquisition-related amortization of intangible assets of approximately $13.5 million; share-based compensation expense and its related tax effect of approximately $28.7 million; charges related to the alignment of acquisition-related intellectual property with global operations of approximately $2.3 million; the expected loss on the sale related to our minority investment in China of up to $14.0 million; and 35.0 million shares outstanding. Based on recent currency exchange rates, we expect the two currency-related items that we exclude from non-GAAP EPS to have a minimal impact for the full year, despite more meaningful quarterly fluctuations (approximately $0.9 million).

•	This would reflect non-GAAP EPS growth of 26% to 33%, and at the revenue guidance midpoint, implies non-GAAP net income margins of roughly 7% to 8%, versus non-GAAP net income margins of 6.5% in fiscal 2013.

Slide 21

This chart shows capital expenditures in dollars and as a percentage of revenue for the past several years, and also shows our expectations for fiscal 2014 at the midpoint of our revenue guidance range. For fiscal 2014, we expect capital expenditures of $70 to $80 million, or about 6% of our revenue guidance midpoint, which is flat to down in absolute dollars with capital expenditures in fiscal 2013. This is a reduction to our prior guidance, as we now have more visibility into expected spend and timing of capital expenditures. Our planned capital expenditures in the year will be spread across investments in facilities, manufacturing equipment and IT equipment. While we have no major production facility expansions planned for FY14, we are making some changes to the layout in some of our facilities, building out a new manufacturing engineering center in Switzerland, investing in new manufacturing technologies, and making other capital investments to improve efficiency.

Our capital expenditures will play a significant role in our free cash flow in fiscal 2014. Though we expect significant net income growth in fiscal 2014, spending at the high end of our cap ex range could result in limited free cash flow growth.

Slide 22

In summary, we continue to focus on our strategic and operational objectives despite the near-term revenue disappointments.

We are patient with our slower revenue growth because we are making strong progress on our strategic priorities, especially a much improved value proposition when viewed from the perspective of our target customers.

As we navigate these difficult revenue headwinds, we are committed to evaluating decisions with financial discipline, specifically our returns on invested capital and advertising investments, and to invest for long-term competitive advantage in the pursuit of strong financial returns. We believe that, over time, doing so will return us to improved revenue growth that, in turn, help drive to our ultimate goal of a disciplined, attractive, and decades-long growth in cash flow per share.